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                                                                   EXHIBIT 10.31


From:             Graham Martin
Sent:             Monday, February 03, 2003, 9:13 A.M.
To:               Frederic Auberty
cc:               Robertson, Andy; Geraldine Eden

Subject:          Re:  Karak/Trans-Dominion

Dear Frederic,

I confirm our agreement to the payments as scheduled in your e-mail below. As regards interest, my understanding is that each payment after the first (assuming it is made today) will also include an amount of interest at a rate of 7% per annum on the outstanding balance for the period from 3rd February (or previous payment date) to the date of payment.


Regards,
Graham Martin


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From:             Frederic Auberty
Sent:             30 January 2003, 17:34
To:               Graham Martin
Subject:          Karak/Trans-Dominion


Dear Mr. Martin:

In reference to our phone conversation of today, I am glad that we have been able to reach an agreement regarding the repayment of US$ 350,000 due on or before February 3rd 2003 which is as follows:

         Toreador will transfer US$ 35,000 on February 3, 2003.

         Toreador will make US$ 25,000 monthly payment until May 2003.

         Toreador will pay the balance by the end of May 2003.

         If not able to pay the balance by the end of May 2003: the monthly payment will be increase to US$ 50,000.

         7% interest rate per year is included in each payment.

Please confirm the above, and provide me with wiring instructions. Thank you again for your understanding and cooperation.

Best regards,

Frederic Auberty
V.P. International
Phone    +1 214 559-3933
Fax      +1 214 559-3945